Exhibit 99.1

P R E S S R E L E A S E
Contact: Investor Relations 804.289.9709	BRINK’S CORPORATE The Brink’s Company 1801 Bayberry Court Richmond, VA 23226-8100 USA

Brink’s Global Services USA Reaches Resolutions with DOJ and FinCEN

RICHMOND, Va., February 6, 2025 (Globe Newswire) – The Brink’s Company (NYSE:BCO) today announced that its subsidiary, Brink’s Global Services USA (BGS USA), has reached agreements with the U.S. Department of Justice (DOJ) and U.S. Treasury’s Financial Crimes Enforcement Network (FinCEN) to fully resolve previously disclosed investigations related to historical cross-border currency shipments and compliance with federal money-transmitting laws.

BGS USA has entered into a Non-Prosecution Agreement with DOJ and a Consent Order Imposing Civil Monetary Penalty with FinCEN. Under the terms of the agreements, BGS USA has agreed to pay a total of $42 million over three years. Brink’s fully cooperated throughout the investigations.

The resolutions are based on certain currency shipments that occurred from 2018 through 2020 and did not involve the movement of funds on behalf of the Federal Reserve or any federally regulated financial institutions.

“Maintaining compliant operations for our global community of customers is a fundamental principle of our business and our Company values,” said Mark Eubanks, Brink’s president and chief executive officer. “Upon learning of the DOJ investigation in 2020, we conducted our own thorough internal review and have since implemented further enhancements to our global Ethics & Compliance program, which were acknowledged by the DOJ in our agreement. As an industry leader, we are committed to continuous improvement and are always evolving our program to address changing compliance risks.”

Over the last several years, with support from executive leadership, Brink’s has strengthened its global Ethics & Compliance program, including expanding the global Ethics & Compliance team and enhancing its engagement and compliance training program. These compliance program enhancements uniquely position Brink’s within the industry to better protect customers and improve its global cash and valuables management services.

Brink’s intends to treat the settlement amounts, which will be reflected in its 2024 financial statements, as special items and exclude them from its non-GAAP results. As such, the settlement amounts will not impact the 2024 guidance previously provided.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a leading global provider of cash and valuables management, digital retail solutions, and ATM managed services. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our network of operations in 52 countries serves customers in more than 100 countries. For more information, please visit our website at www.Brink’s.com or call 804-289-9709.

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